EXHIBIT (j)(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     We consent to the incorporation by reference in this Post-Effective Amendment No. 98 to the Registration Statement No. 2-22019 on Form N-1A of our report dated November 20, 2006 relating to the financial statements and financial highlights of Eaton Vance Growth Trust (the “Trust”), including Eaton Vance-Atlanta Capital Bond Fund (formerly Eaton Vance-Atlanta Capital Intermediate Bond Fund) appearing in the Annual Report on Form N-CSR of the Trust for the year ended September 30, 2006, and to the references to us under the headings “Financial Highlights” in the Prospectus and “Other Service Providers-Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP DELOITTE & TOUCHE LLP January 25, 2007 Boston, Massachusetts